Exhibit 99.3

The information contained herein is subject to the disclosure requirements of Bure Equity AB under the Swedish Securities Market Act. This information has been publicly communicated on 23 October, 2009, at 08:30 CET.

Notice of Extra General Meeting of shareholders of Bure Equity AB (publ)

The shareholders of Bure Equity AB (publ) are hereby invited to the Extra General Meeting to be held on Tuesday, 1 December, 2009, at 4 p.m., at Världskulturmuseet, Södra vägen 54 (at Korsvägen, next to Universeum) in Gothenburg. The doors will open at 3.15 p.m.

Notice of attendance

Shareholders who wish to attend the Extra General Meeting (“EGM”) shall:

•                                       have their names in the register of shareholders maintained by Euroclear Sweden AB (formerly VPC AB, the Swedish central securities depository) on Wednesday 25 November 2009, and

•                                       notify the company of their intention to participate by no later than noon on Wednesday 25 November 2009. Notice of attendance at the EGM shall be made in writing to Bure Equity AB, Box 5419, SE-402 29 Göteborg, Sweden, or on the company’s website www.bure.se (only private individuals), by telephone +46 31-708 64 39 or by e-mail to info@bure.se.

When giving notice of participation, the shareholders must state their name, telephone number and personal identification number or company registration number. Registered participants will receive an admission card, which is to be presented at the entrance to the Meeting venue.

Shareholders whose shares are registered in the names of nominees must temporarily re-register the shares in their own name in order to be entitled to participate in the Meeting. Shareholders wishing to re-register must inform the nominee well in advance of Wednesday 25 November 2009.

Shareholders who wish to participate by way of proxy must submit a dated form of proxy. The original proxy must be sent to the company at the above address well in advance of the EGM. If the proxy is issued by a legal entity a certified copy of the certificate of registration, or an equivalent certificate of authority, shall be attached to the proxy.

Proposed agenda

1. Opening of the Meeting.

2. Election of chairman of the Meeting.

3. Preparation and approval of the voting list.

4. Approval of the agenda.

5. Election of one or two persons to verify the minutes.

6. Determination as to whether the Meeting has been duly convened.

7. Resolution regarding the merger, including:

(a)                               Resolution to approve the merger plan;

(b)                              Resolution regarding issue of the merger consideration;

(c)                               Resolution regarding amendment of the articles of association;

(d)                              Resolution regarding dividend to shareholders, and

(e)                               Determination of remuneration to the new directors of the board and election of new directors of the board

8. Conditional amendment of the articles of association

9. Closing of the Meeting

RESOLUTION REGARDING THE MERGER (item 7))

In order to carry through the proposed merger between Bure Equity AB (publ) (“Bure”)  and Skanditek Industriförvaltning AB (publ) (“Skanditek”), the board of directors proposes that the EGM resolves to approve of the merger plan, the issue of the merger consideration, the amendment of the articles of association, the dividends to the shareholders and of the remuneration to the directors of the board and election of new directors of the board, in accordance with items 7 (a) - 7 (e) below. All decisions are proposed to be conditional upon each other.

Approval of the merger plan (item 7 (a))

Bure’s and Skanditek’s board of directors have jointly adopted a merger plan, dated 13 October 2009. The merger plan has been registered with the Swedish Companies Registration Office (“Bolagsverket”) on 19 October 2009 and was announced on 21 October 2009.

According to the merger plan, the merger shall be undertaken by way of absorption, with Bure as the absorbing company and Skanditek as the transferring company. According to the merger plan, the exchange ratio for the merger consideration has been determined in such way that each share in Skanditek shall be exchanged for 0.75 shares in Bure.

Registration of the merger with Bolagsverket, which is expected to take place in January 2010 at the earliest, will result in the dissolution of Skanditek, whereby all of Skanditek’s assets and liabilities will be transferred to Bure. Settlement of the merger consideration is expected to take place following Bolagsverket’s registration of the merger.

Issue of the merger consideration (item 7 (b))

Implementation of the merger requires that a maximum of 49,013,235 shares are issued as merger consideration. Such issue of shares will increase Bure’s share capital by maximum SEK 292,139,426 to maximum SEK 592,239,426.

Those entitled to receive consideration for the merger, will be shareholders registered in the share register of Skanditek on the date when Bolagsverket registers the merger.

The shares in Bure issued to the shareholders of Skanditek as merger consideration shall, with exception of the dividend that is proposed in accordance with item 7 (d) below, carry right to dividends for the first time on the record date that occurs following registration of the merger by Bolagsverket.

Amendment of the articles of association (item 7 (c))

Completion of the merger requires that some amendments are made in the articles of association, which are to be registered with Bolagsverket in connection with the registration of the merger. The board of directors’ proposal would result in change of the company’s domicile to Stockholm, the right to hold the shareholders’ meeting also in Gothenburg, and increase of the company’s share capital limits.

Dividend to the shareholders (item 7 (d))

The board of directors proposes a cash dividend to the shareholders in the amount of SEK 9.50 per share, corresponding to SEK 478,313,676 in total. The record date for the dividends is proposed to be on Monday 25 January 2010 or, in case Bolagsverket authorises implementation of the merger plan later than Tuesday 19 January 2010, on such date as the board of directors decides.

Determination of remuneration to the directors of the board and election of new directors of the board (item 7 (e))

The Nominating Committee, consisting of Björn Björnsson (Skanditek), Ulf Strömsten (Catellas fonder), Peter Rudman (Nordeas fonder) and Patrik Tigerschiöld (chairman of Bure), has the intention to present its proposal regarding remuneration to the directors of the board and election of new directors of the board at least two weeks prior to the EGM.

The resolution regarding the election of new directors of the board shall be conditional upon Bolagsverket’s registration of the merger, and that the merger is completed at the date of registration. Until the merger has been registered with Bolagsverket, Bure and Skanditek shall act as two independent and separately listed companies with their current management and board of directors, respectively.

Other

The resolutions under items 7 (b) to (e) above, are conditional upon Bolagsverket’s registration of the merger between the company and Skanditek and that it is completed at the date of the registration.

Patrick Tigerschiöld, chairman of the company, and Björn Björnsson, member of the board of directors, are also members of Skanditek’s board of directors, and have, as a result of conflict of interest, not participated in the handling of matters regarding the merger between Bure and Skanditek.

CONDITIONAL AMENDMENT OF THE ARTICLES OF ASSOCIATION (item 8)

In addition to the amendments of the articles of association proposed under item 7 (c) above, the board of directors proposes that the Meeting resolves to amend the articles of association meaning that notice of an Extra General Meeting of Shareholders, which does not deal with amendments of the articles of association, shall be issued no earlier than six weeks and at latest three weeks before the Extra General Meeting, and that notice of a General Meeting of Shareholders shall always be published in the Official Swedish Gazette (Sw. Post- och Inrikestidningar) as well as at the company’s website. Announcement of the notice shall be made in Svenska Dagbladet.

Furthermore, the board of directors proposes that the resolution to amend the articles of association in accordance with above, is conditional upon that amendments of the Swedish Companies Act relating to (i) the time-limit for notice of an Extra General Meeting of Shareholders, which does not deal with amendments of the articles of association, and (ii) the procedures for convening General Meetings, have entered into force, and that the above proposed amendments of the articles of association are consistent with such new wording of the Swedish Companies Act.

Other

Valid resolutions under items 7 and 8 above require approval of shareholders representing at least two-thirds of the shares and the number of votes represented at the Meeting.

As of 23 October 2009, there were a total number of 50,348,808 shares and votes in the company.

From Tuesday 17 November 2009, an information document regarding the merger - including, among other things, the merger plan, a description of the background and reasons to the merger as well as a description of the merged company — will be made available at the company’s website, www.bure.se, and be distributed to all shareholders in Bure whose holdings are registered in their own names.

From Tuesday 17 November 2009, the board of directors’ complete proposals for resolutions under items 7 and 8 above, including the merger plan, will be made available at the company’s website, www.bure.se, and at the company’s premises at Mässans gata 8 in Gothenburg. Shareholders who wish to receive those documents may notify the company, whereupon the documents will be sent by post or by e-mail.

Gothenburg in October 2009

Bure Equity AB (publ)

The board of directors